Exhibit 99.1

Fortress Announces Sale of Remaining Stake in GAGFAH

Second Quarter Sales Expected to Generate Total Proceeds of $1.4 Billion

New York, NY. June 10, 2014 – Fortress Investment Group (NYSE: FIG) (“Fortress” or the “Company”) today announced that it has agreed to sell its remaining stake in GAGFAH (Xetra: GFJ.DE). As part of the offering, Fortress and its affiliates have agreed to sell 60.5 million GAGFAH shares, which will generate total proceeds of approximately $986 million. The transaction is expected to close on June 13, 2014. Including a secondary offering of GAGFAH shares completed in April, Fortress and its affiliates will have sold a total of approximately 90.5 million shares in the second quarter of 2014 for total expected proceeds of $1.4 billion.

Fortress’s Private Equity business formed GAGFAH in 2004 through a series of acquisitions and has built the company into one of the largest German listed owner-operators of residential real estate in Germany. Over the lifetime of Fortress’s investment in GAGFAH, Fortress funds have realized proceeds of $3.8 billion on a total equity investment of approximately $2.9 billion.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with approximately $62.5 billion in assets under management as of March 31, 2014. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Contact:

Gordon E. Runté

212-798-6082

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, those relating to the sale of shares by the Company and the proceeds generated by the share sale. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control and are subject to a number of factors that could lead to actual events to differ, possibly materially, from such forward-looking statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. The Company can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.